NEUBERGER BERMAN REALTY INCOME FUND INC.

                                605 Third Avenue
                          New York, New York 10158-0180



April 24, 2003

Neuberger Berman Management Inc.
605 Third Avenue, 2nd Floor
New York, New York  10158-0180

Dear Ladies and Gentlemen:

         Neuberger Berman Realty Income Fund Inc. ("Fund"), a Maryland corporation, has entered into a Management Agreement with you dated as of April 24, 2003. Under the Management Agreement, the Fund agrees to pay you a management fee (the "Management Fee") payable on a monthly basis at the annual rate of 0.60% of the Fund's average daily total assets minus liabilities other than the aggregate indebtedness entered into for purposes of leverage ("Managed Assets"). (The liquidation preference of any preferred shares issued by the Fund is not a liability.)

         In consideration of the Fund agreeing to enter into the Management Agreement with you, you hereby agree to waive payment of a portion of the Management Fee, according to the following schedule:

Fiscal Period                               Percentage Waived (annual rate as a
Ending October 31,                          percentage of Managed Assets)
-------------------                         -----------------------------------

         2003   ....................................    0.25%
         2004   ....................................    0.25%
         2005   ....................................    0.25%
         2006   ....................................    0.25%
         2007   ....................................    0.25%
         2008   ....................................    0.20%
         2009   ....................................    0.15%
         2010   ....................................    0.10%
         2011   ....................................    0.05%

         You agree that the Fund will not be required to reimburse you for amounts waived pursuant to this agreement. The Fund agrees to furnish or otherwise make available to you such copies of its financial statements,


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reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

         This agreement is made and to be performed principally in the State of New York, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York. Any amendment to this agreement shall be in writing signed by the parties hereto.

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                    Very truly yours,

                                    NEUBERGER BERMAN REALTY INCOME FUND INC.



                                    By:    /s/ FREDERIC SOULE
                                        ----------------------------------------
                                    Name:  Frederic Soule
                                          --------------------------------------
                                    Title: Vice President
                                           -------------------------------------

The foregoing agreement is hereby
accepted as of April 24, 2003.

NEUBERGER BERMAN MANAGEMENT INC.



By:    /s/ ROBERT CONTI
    ----------------------------------------
Name:  Robert Conti
      --------------------------------------
Title  Senior Vice President
      --------------------------------------